Exhibit 99.1
FOR IMMEDIATE RELEASE
BANKFINANCIAL CORPORATION ANNOUNCES ADDITIONAL ASSET RESOLUTION ACTIONS AND FOURTH QUARTER 2012 FINANCIAL RESULTS
Burr Ridge, Illinois - February 1, 2013 (GLOBE NEWSWIRE) -- BankFinancial Corporation (BFIN) (the “Company”) today announced that it took additional actions in the fourth quarter of 2012 in furtherance of its plan to materially reduce future nonperforming asset expenses and accelerate the return to the Company's historical asset quality levels. The actions supplemented the Company's previously announced completion of two bulk sales of non-performing assets with a carrying value of $22.7 million.
The actions included the designation of additional loans with a carrying value of $7.5 million as “held for sale” in preparation for a bulk sale, the restructuring of $7.1 million of certain performing classified loans to enable the basis for their classification to be resolved in 2013, and a reduction in the carrying values of certain non-performing assets to levels designed to facilitate or accelerate resolution.
As a result of these actions, the two completed bulk sales and ordinary course of business classifications, resolutions and dispositions that occurred in the fourth quarter of 2012:

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The Company's nonaccrual loans (excluding the loans that were designated as held for sale) totaled $26.3 million, or 2.51% of total loans, at December 31, 2012, compared to $76.2 million, or 6.05% of total loans, at December 31, 2011. Included in total non-performing loans are purchased impaired loans acquired in the Company's acquisition of Downers Grove National Bank in March, 2011; purchased impaired loans totaled $4.0 million at December 31, 2012, compared to $14.6 million at December 31, 2011.

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The Company's non-performing assets totaled $38.4 million, or 2.59% of total assets, at December 31, 2012, compared to $98.6 million, or 6.31% of total assets, at December 31, 2011. Included in total non-performing assets are other real estate owned and certain loans held for sale. Other real estate owned totaled $10.4 million at December 31, 2012, compared to $22.5 million at December 31, 2011.

The pre-tax charges that the Company recorded in connection with these actions, combined with the $11.5 million pre-tax charge that the Company recorded in connection with the completed bulk loan sales, substantially contributed to the recording of a pre-tax net operating loss of $25.0 million for the fourth quarter ending December 31, 2012, and a pre-tax net operating loss of $27.1 million of the year ended December 31, 2012. At December 31, 2012, the Company's total risk-based capital ratio was 18.01 percent, its Tier 1 risk-based capital ratio was 16.75 percent, and its Tier 1 leverage ratio was 11.43 percent.
As previously disclosed, the non-performing loans and assets in the closed bulk sales involved multifamily and commercial real estate assets. The remaining element of the bulk sale plan involved the designation of certain owner-occupied and investor-owned 1-4 family loans as held for sale. The designation resulted in a $5.9 million pre-tax charge against the provision for loan losses for the quarter ended December 31, 2012. The loans designated as held for sale generally involved properties that exhibited significant declines in collateral valuations and/or presented limited resolution options. The Company is currently pursuing loan sale alternatives that are expected to result in the disposition of these assets in the first or second quarter of 2013.
The split-note restructurings involved four separate borrowers. The restructurings were conducted pursuant to applicable published regulatory and accounting guidance. The loans had an aggregate carrying value of $7.1 million prior to the completion of the restructurings. At the conclusion of the restructurings, $5.2 million remained on accrual status due to these actions and are expected to be eligible for favorable risk-rating classification in 2013 after a period of sustained performance. The remaining $1.9 million was charged against the provision for loan losses for the quarter ended December 31, 2012.
The Company also recorded a pre-tax charge of $6.0 million against the provision for loan losses with respect to certain purchased impaired loans and other impaired loans, and a $1.8 million valuation adjustment of certain other real estate owned. These charges are expected to better position these assets for resolution, and were primarily based on updated appraisal and market data, decisions to shorten expected disposition periods or lower sales prices, and in the case of certain loans, decisions to terminate discussions with borrowers and institute legal action.
“These actions and the bulk sales that we have already completed have enabled us to enter 2013 with significantly improved asset quality metrics that are more consistent with our historical asset quality levels,” said F. Morgan Gasior, Chairman and CEO. “As a result, we can return our focus in 2013 to more normalized operations, with an emphasis on diversified and measured loan growth, improving non-interest income, implementing additional expense control measures and taking other steps that we believe should enhance shareholder value.”
A Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com on the “Stockholder Information” page, and through the EDGAR database on the SEC's website, www.sec.gov. The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.
BankFinancial's management will review fourth quarter and full year 2012 results in a conference call and webcast for stockholders and analysts on Tuesday, February 5, 2013 at 9:30 a.m. Chicago, Illinois Time. The conference call may be accessed by calling (800) 591-6942 and using participant passcode 22981731. The conference call will be simultaneously webcast at www.bankfinancial.com, on the “Stockholder Information” page. For those persons unable to participate in the conference call, the webcast will be archived through 11:59 p.m. Chicago, Illinois Time on March 5, 2013 on our website.
BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 20 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol BFIN.
Caution About Forward-Looking Statements
This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. BankFinancial intends these statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to significant uncertainties. Because of these uncertainties, a variety of factors could cause BankFinancial's actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial's most recent Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial's web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:

Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams Executive Vice President – Marketing & Sales BankFinancial, F.S.B. Telephone: 630-242-7234